EXHIBIT 99.1

NEWS RELEASE

CARS Reports Fourth Quarter and Full Year 2019 Results

Achieved 2019 Guidance and Fourth-Quarter Growth in Dealer Customers

Category-Leading Gains in Traffic, Driven by Organic Momentum

2020 Exit Rate Anticipated to Yield Solid Growth in Revenue and Adjusted EBITDA

CHICAGO, Feb. 26, 2020 – Cars.com Inc. (NYSE: CARS) (“CARS” or the “Company”), a leading digital marketplace and solutions provider for the automotive industry, today released its financial results for the fourth quarter and full year ended December 31, 2019.

2019 Full Year Financial and Key Metric Highlights

•	Revenue of $606.7 million, down $55.4 million, or 8%, year-over-year, in line with expectations
•

Non-cash goodwill and intangible asset impairment charge recorded in the third quarter of $461.5 million, or $427.3 million net of tax, triggered by a decline in share price following the completion of our strategic alternatives review process, resulted in a GAAP net loss of $445.3 million, or $6.65 per diluted share

•	Adjusted Net Income of $104.2 million, or $1.55 per diluted share, compared to Adjusted Net Income of $135.3 million, or $1.92 per diluted share, in the prior year
•	Adjusted EBITDA of $167.3 million, or 28% of revenue, down $60.3 million year-over-year, in line with expectations
•	Net cash provided by operating activities of $101.5 million, with Free Cash Flow of $80.2 million
•	Average Monthly Unique Visitors of 22.6 million, up 21% year-over-year
•	Traffic (visits) of 553.7 million, up 24% year-over-year
•	Mobile Traffic accounted for 72% of total traffic compared to 67% in 2018
•

Dealer customers of 18,834 as of December 31, 2019, up 199, compared to 18,635 as of September 30, 2019, driven by both retention and growth in new dealer customers, and down 1,087, compared to December 31, 2018

•

Direct monthly average revenue per dealer (“ARPD”) was $2,070, down 1% year-over-year, excluding revenue from dealer websites and related digital solutions from Dealer Inspire; when revenue from dealer websites and related digital solutions is included, ARPD was $2,179

Q4 Financial and Key Metric Highlights

•	Revenue of $152.2 million, down $12.2 million, or 7.4% year-over-year
•	GAAP net loss of $4.1 million, or $0.06 per diluted share, compared to GAAP net income of $9.4 million, or $0.14 per diluted share, in the prior year
•	Adjusted Net Income of $42.2 million, or $0.63 per diluted share, compared to Adjusted Net Income of $34.1 million, or $0.50 per diluted share, in the prior year
•	Adjusted EBITDA of $39.3 million, or 26% of revenue, down $21.8 million year-over-year
•	Average monthly unique visitors of 23.5 million, up 32% year-over-year
•	Traffic (visits) of 146.2 million, up 39% year-over-year
•	Mobile traffic accounted for 74% of total traffic compared to 67% in the fourth quarter of 2018
•

Direct monthly ARPD was $2,031, down 5% year-over-year, excluding revenue from dealer websites and related digital solutions from Dealer Inspire; when revenue from dealer websites and related digital solutions is included, ARPD was $2,136 for the fourth quarter of 2019

Operational Highlights

•

Grew dealer customers by 199 in the fourth quarter, which is traditionally the seasonally weakest quarter, by achieving higher new customer sales volume as well as continued improvement in retention rates

•	Fourth quarter national advertising revenue was the highest revenue quarter of the year at $21 million
•	Dealer Inspire momentum continues, with 3,200 website customers as of December 31, 2019. In addition we achieved over 800 GM website enrollments, which we expect to begin launching mid-year 2020
•

Continued to gain market share and marketing category leadership driven by organic momentum and achieved a new record level of monthly traffic at 56.9 million visits in January 2020, substantially surpassing the prior record of 50.3 million visits achieved in August 2019

“We exited 2019 with momentum and fundamental strength. We increased dealer count by nearly 200 customers in the fourth quarter, delivered strong cash flow and performance in line with expectations, and accelerated category-leading traffic gains. Despite entering 2020 with a lower dealer base, by mid-year we will have completely re-architected the business in the three years since going public: we turned around SEO and reestablished our leadership in traffic, we stabilized our dealer base, we transformed our go-to market strategy and we are set to have fully completed the conversion of our affiliate channel and the technology transformation mid-year 2020. These accomplishments position us to realize the full benefits from our shift to an online marketplace with an integrated solutions strategy and the value of our GM agreements, both of which we expect to contribute to strong growth in the second half of 2020 and beyond,” said Alex Vetter, President and Chief Executive Officer of CARS.

2019 Full Year Results

Revenue for 2019 was $606.7 million, compared to $662.1 million in 2018. This decrease was primarily due to a decline in dealer customers and national advertising revenue.

In the third quarter, the Company recorded a non-cash goodwill and intangible asset impairment charge of $461.5 million, based on an assessment triggered by a decline in share price following the completion of the strategic alternatives review process. The Company does not expect the impairment charge to have any impact on future operations, affect its liquidity, affect cash flows from operating activities, or affect compliance with the financial covenants set forth in its credit agreement. The cash benefit from the deductible goodwill for tax purposes remains intact.

Total operating expenses for 2019 were $1.1 billion, or $591.3 million excluding the impairment charge, compared to $578.2 million for the prior year. The increase in expenses was primarily due to increased depreciation and amortization due to the reduction of useful lives of certain assets related to the technology transformation, an increase in costs associated with growth in our solutions business, an increase in affiliate revenue share payments as a result of the early conversions, partially offset by a reduction in expenses as a result of the Company’s focus on operating efficiencies.

GAAP net loss for 2019 was $445.3 million, or $6.65 per diluted share, compared to GAAP net income of $38.8 million, or $0.55 per diluted share, in 2018. Adjusted Net Income for the year was $104.2 million, or $1.55 per diluted share, compared to $135.3 million, or $1.92 per diluted share in the prior year period.

Adjusted EBITDA for 2019 was $167.3 million, or 28% of revenue, compared to $227.6 million, or 34% of revenue, in the prior year period.

In 2019, average monthly unique visitors grew 21%, total traffic grew 24%, and SEO grew 42% year-over-year. Mobile traffic grew 35% year-over-year and accounted for 72% of total traffic, compared to 67% in the prior year.

Direct monthly ARPD was $2,070 in 2019, down 1% year-over-year, excluding revenue from dealer websites and related digital solutions from Dealer Inspire; when revenue from dealer websites and related digital solutions is included, ARPD was $2,179.

Dealer customers were 18,834 at the end of 2019, 199 higher than dealer customers of 18,635 at the end of the third quarter of 2019. Compared to December 31, 2018, dealer customers were down 1,087.

Q4 Results

Revenue for the fourth quarter of 2019 was $152.2 million, compared to $164.3 million in the prior year period.

Total operating expenses for the fourth quarter of 2019 were $147.5 million, compared to $140.5 million for the prior year period. This increase was driven by cost increases related to the affiliate conversions, the lack of a benefit from the amortization of the unfavorable contract liability, which ended September 30, 2019, planned marketing investments and increased depreciation and amortization due to the reduction of useful lives of certain assets related to our technology transformation, partially offset by a reduction in expenses as a result of the Company’s focus on operating efficiencies.

GAAP net loss for the fourth quarter of 2019 was $4.1 million, or $0.06 per diluted share, compared to GAAP net income of $9.4 million, or $0.14 per diluted share, in the fourth quarter of 2018. Adjusted net income for the fourth quarter of 2019 was $42.2 million compared to $34.1 million in the fourth quarter of 2018, the increase driven by the change in the full year effective tax rate.

Adjusted EBITDA for the fourth quarter was $39.3 million, or 26% of revenue, compared to $61.1 million, or 37% of revenue, for the prior year period.

Average Monthly Unique Visitors in the fourth quarter grew 32% year-over-year. Total Traffic grew 39% from the fourth quarter of 2018, and SEO grew 40% year-over-year. Mobile Traffic grew 54% year-over-year and accounted for 74% of total traffic in the fourth quarter of 2019 compared to 67% for the fourth quarter of 2018.

Direct monthly ARPD was $2,136 in the fourth quarter of 2019. ARPD excluding revenue from dealer websites and related digital solutions from Dealer Inspire was $2,031, down 5% year-over-year.

Cash Flow and Balance Sheet

Net cash provided by operating activities in 2019 was $101.5 million, compared to $163.5 million in the prior year. Free Cash Flow in 2019 was $80.2 million, compared to $149.3 million in 2018.

Cash and cash equivalents was $13.5 million and debt outstanding was $648.1 million as of December 31, 2019. The Company made $48.1 million in debt repayments during 2019, net of borrowings. Net leverage at December 31, 2019 was 3.8x, compared to maximum leverage of 4.5x, in accordance with the Company's credit agreement, as recently amended.

“We delivered 2019 full-year results in line with our guidance and by mid-2020 we will begin to benefit from positive organic revenue growth trends and our decisive actions taken to streamline our operating structure. In the second half of 2020 we expect to benefit from the impact of the sales transformation on new dealer sales and retention, the cost savings associated with the technology transformation, our continued focus on operational efficiencies, and the cash flow uplift following the completion of the affiliate revenue share payments. These initiatives support our bold shift in business strategy laid out nearly three years ago and give us confidence that we will exit the year with sustainable growth momentum,” said Jandy Tomy, Interim Chief Financial Officer of CARS. “While our balance sheet remains strong, we are focused on reducing our net leverage in the near term and we look forward to the completion of the affiliate payments in mid-2020, which we expect will materially benefit our second half cash flow.”

2020 Outlook

For 2020, the Company expects a sequential build of quarterly dealer revenue yielding revenue ranging from a year over year decline of 4% to flat for the full year and a positive year-over-year growth rate to exit the year. The first half of 2020 is expected to be negatively impacted by 1,087 fewer dealers than the prior year, but in the second half of 2020 the Company will benefit from the sequential subscription revenue build as well as growth in ARPD from the rollout of the GM websites and the launch of the new in-market video offering, FUELTM.

The Company expects Adjusted EBITDA margins between 25 and 27% for full year 2020, and EBITDA growth by the fourth quarter of 2020. The first half of 2020 will be impacted by the costs to develop and serve the new GM website customers in advance of the revenue build, as well as lower year-over-year dealer customers at the start of 2020 compared to 2019. In the second half of 2020 the Company will benefit from the sequential subscription revenue build as well as the completion of the affiliate revenue share payments on June 30, 2020. The Company expects Free Cash Flow to be flat to up 25% in 2020 driven by the completion of the affiliate revenue share payments mid-year associated with the early conversion of the affiliate markets.

Q4 Earnings Call

As previously announced, management will hold a conference call and webcast today at 9:00 a.m. CST. This webcast may be accessed at investor.cars.com. A replay of the webcast will be available at this website following the conclusion of the call until March 11, 2020.

About CARS

CARS is a leading digital marketplace and solutions provider for the automotive industry that connects car shoppers with sellers. Launched in 1998 with the flagship marketplace site Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share. In 2018, CARS acquired Dealer Inspire®, an innovative technology company building solutions that future-proof dealerships with more efficient operations, a faster and easier car buying process, and connected digital experiences that sell and service more vehicles.

CARS properties include Cars.com, DealerRater®, Dealer Inspire®, Auto.com™, PickupTrucks.com® and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per diluted share and Free Cash Flow. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under our credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see “Non-GAAP Reconciliations” below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

We define Adjusted EBITDA as net income (loss) before (1) interest expense (income), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, plus (6) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA.

We define Adjusted Net Income as net income (loss) excluding the after-tax impact of (1) amortization of intangible assets, (2) stock-based compensation expense, and (3) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of Adjusted Net Income.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

We define Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

Key Metric Definitions

Traffic (Visits). Traffic is critical to our business. Traffic to the CARS network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps), using Adobe Analytics. Traffic does not include traffic to Dealer Inspire websites. Visits refers to the number of times visitors accessed CARS properties during the period, no matter how many visitors make up those visits. Traffic provides an indication of our consumer reach. Although our consumer reach does not directly result in revenue, we believe our ability to reach in-market car shoppers is attractive to our dealers and national advertisers.

Average Monthly Unique Visitors (“UVs”). Growth in unique visitors and consumer traffic to our network of websites and mobile apps increases the number of impressions, clicks, leads and other events we can monetize to generate revenue. We define UVs in a given month as the number of distinct visitors that engage with our platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of our mobile apps on an individual device. If a visitor accesses more than one of our web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts towards the number of UVs. UVs do not include Dealer Inspire UVs. We measure UVs using Adobe Analytics.

Dealer Customers. Dealer Customers represent dealerships using our products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Revenue Per Dealer (“ARPD”). We believe that our ability to grow ARPD is an indicator of the value proposition of our products. We define ARPD as Direct retail revenue during the period divided by the average number of direct Dealer Customers during the same period. Beginning the first quarter of 2019, this key operating metric includes revenue from dealer websites and related digital solutions. ARPD prior to the first quarter of 2019 has not been recast to include Dealer Inspire as it would be impracticable to do so.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning our business strategies, strategic alternatives review process, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, liquidity and other matters and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. These statements often include words such as "believe," "expect," "project," "anticipate," "intend," “strategy,” "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we think are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and we believe these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. Our actual results could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K

and our other filings with the Securities and Exchange Commission available on our website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Media Contact:

Marita Thomas

312-601-5692

mthomas@cars.com

CARS Investor Relations Contact:

ir@cars.com

[Source: Cars.com Inc]

# # #

Cars.com Inc.
Consolidated Statements of (Loss) Income
(In thousands, except per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Direct	$127,933	$121,130	$477,095	$457,651
National advertising	21,022	23,226	80,774	105,381
Other	3,227	4,004	14,442	16,156
Retail	152,182	148,360	572,311	579,188
Wholesale	5	15,986	34,371	82,939
Total revenue	152,187	164,346	606,682	662,127
Operating expenses:
Cost of revenue and operations	24,562	26,140	99,549	90,433
Product and technology	14,734	17,574	62,859	68,789
Marketing and sales	52,560	46,572	217,432	226,740
General and administrative	14,507	19,239	73,772	72,943
Affiliate revenue share	11,002	4,295	20,790	15,488
Depreciation and amortization	30,116	26,656	116,877	103,810
Goodwill and intangible asset impairment	—	—	461,463	—
Total operating expenses	147,481	140,476	1,052,742	578,203
Operating income (loss)	4,706	23,870	(446,060)	83,924
Nonoperating (expense) income:
Interest expense, net	(7,785)	(7,412)	(30,774)	(27,717)
Other income, net	25	646	1,555	722
Total nonoperating expense, net	(7,760)	(6,766)	(29,219)	(26,995)
(Loss) income before income taxes	(3,054)	17,104	(475,279)	56,929
Income tax expense (benefit)	1,056	7,747	(29,955)	18,120
Net (loss) income	$(4,110)	$9,357	$(445,324)	$38,809
Weighted-average common shares outstanding:
Basic	66,850	68,583	66,995	70,318
Diluted	66,850	68,856	66,995	70,547
(Loss) earnings per share:
Basic	$(0.06)	$0.14	$(6.65)	$0.55
Diluted	(0.06)	0.14	(6.65)	0.55

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	December 31,
	2019	2018
Assets:
Current assets:
Cash and cash equivalents	$13,549	$25,463
Accounts receivable, net	101,762	108,921
Prepaid expenses	6,526	9,264
Other current assets	603	10,289
Total current assets	122,440	153,937
Property and equipment, net	43,696	41,482
Goodwill	505,885	884,449
Intangible assets, net	1,329,499	1,510,410
Investments and other assets	26,471	10,271
Total assets	$2,027,991	$2,600,549
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$12,431	$11,631
Accrued compensation	16,738	16,821
Unfavorable contracts liability	—	18,885
Current portion of long-term debt	31,391	26,853
Other accrued liabilities	38,246	36,520
Total current liabilities	98,806	110,710
Noncurrent liabilities:
Long-term debt	611,277	665,306
Deferred tax liability	132,996	177,916
Other noncurrent liabilities	43,844	19,694
Total noncurrent liabilities	788,117	862,916
Total liabilities	886,923	973,626
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 66,764 and 68,262 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	668	683
Additional paid-in capital	1,515,109	1,508,001
(Accumulated deficit) retained earnings	(367,067)	118,239
Accumulated other comprehensive loss	(7,642)	—
Total stockholders' equity	1,141,068	1,626,923
Total liabilities and stockholders' equity	$2,027,991	$2,600,549

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(445,324)	$38,809
Adjustments to reconcile Net (loss) income to Net cash provided by operating activities:
Depreciation	18,266	12,820
Amortization of intangible assets	98,611	90,990
Amortization of unfavorable contracts liability	(18,885)	(25,200)
Goodwill and intangible asset impairment	461,463	—
Stock-based compensation	7,588	9,423
Deferred income taxes	(44,920)	16,693
Provision for doubtful accounts	4,897	4,391
Amortization of debt issuance costs	1,573	1,307
Other, net	496	1,053
Changes in operating assets and liabilities, net of DI Acquisition:
Accounts receivable	2,262	(1,164)
Prepaid expenses	2,738	2,464
Other current assets	9,835	(552)
Other assets	(16,201)	782
Accounts payable	874	2,512
Accrued compensation	(83)	2,569
Other accrued liabilities	(1,378)	8,358
Other noncurrent liabilities	19,672	(1,707)
Net cash provided by operating activities	101,484	163,548
Cash flows from investing activities:
Purchase of property and equipment	(21,257)	(14,233)
Payment for DI Acquisition, net	—	(157,153)
Other, net	(599)	11
Net cash used in investing activities	(21,856)	(171,375)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	10,000	195,000
Payments of debt issuance costs and other fees	(2,940)	—
Payments of long-term debt	(58,125)	(82,500)
Stock-based compensation plans, net	(286)	377
Repurchases of common stock	(40,000)	(97,190)
Transactions with TEGNA, net	(191)	(2,960)
Net cash (used in) provided by financing activities	(91,542)	12,727
Net (decrease) increase in cash and cash equivalents	(11,914)	4,900
Cash and cash equivalents at beginning of period	25,463	20,563
Cash and cash equivalents at end of period	$13,549	$25,463
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$1,740	$7
Cash paid for interest	29,654	26,780

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of Net (loss) income to Adjusted EBITDA

Net (loss) income	$(4,110)	$9,357	$(445,324)	$38,809
Interest expense, net	7,785	7,412	30,774	27,717
Income tax expense (benefit)	1,056	7,747	(29,955)	18,120
Depreciation and amortization	30,116	26,656	116,877	103,810
Goodwill and intangible asset impairment	—	—	461,463	—
Stock-based compensation	2,332	1,928	7,736	9,423
Severance, transformation and other exit costs	963	4,499	10,588	5,771
Costs associated with the stockholder activist campaign	—	2,040	8,825	9,806
Transaction-related costs	959	1,152	5,582	13,182
Write-off of long-lived assets and other	177	277	706	968
Adjusted EBITDA*	$39,278	$61,068	$167,272	$227,606

Reconciliation of Net (loss) income to Adjusted net income

Net (loss) income	$(4,110)	$9,357	$(445,324)	$38,809
Amortization of intangible assets	25,277	23,031	98,611	90,990
Goodwill and intangible asset impairment	—	—	461,463	—
Stock-based compensation	2,332	1,928	7,736	9,423
Severance, transformation and other exit costs	963	4,499	10,588	5,771
Costs associated with the stockholder activist campaign	—	2,040	8,825	9,806
Transaction-related costs	959	1,152	5,582	13,182
Write-off of long-lived assets and other	177	277	706	968
Tax impact of adjustments	16,570	(8,190)	(43,995)	(33,694)
Adjusted net income*	$42,168	$34,094	$104,192	$135,255
Adjusted net income per share, diluted	$0.63	$0.50	$1.55	$1.92
Weighted-average common shares outstanding, diluted**	67,153	68,856	67,335	70,547

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$20,934	$42,467	$101,484	$163,548
Purchase of property and equipment	(5,848)	(4,267)	(21,257)	(14,233)
Free cash flow	$15,086	$38,200	$80,227	$149,315

* Amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA or Adjusted net income.
** Weighted-average common shares outstanding, diluted, includes shares excluded from GAAP loss per share due to the net loss position for the three months and year ended December 31, 2019.

Cars.com Inc.
Supplemental Information
(In thousands)
(Unaudited)

Expense category for the Three Months Ended December 31, 2019:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$24,562	$—	$(23)	$24,539
Product and technology	14,734	—	(487)	14,247
Marketing and sales	52,560	—	(391)	52,169
General and administrative	14,507	(2,099)	(1,431)	10,977
Affiliate revenue share	11,002	—	—	11,002
Depreciation and amortization	30,116	—	—	30,116
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$147,481	$(2,099)	$(2,332)	$143,050

Total nonoperating expense, net	$7,760	$—	$—	$7,760

(1) Includes severance, transformation and other exit costs, transaction-related costs, write-off of long-lived assets and other.

Expense category for the Three Months Ended December 31, 2018:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$26,140	$—	$(70)	$26,070
Product and technology	17,574	—	(480)	17,094
Marketing and sales	46,572	—	(282)	46,290
General and administrative	19,239	(8,768)	(1,096)	9,375
Affiliate revenue share	4,295	—	—	4,295
Depreciation and amortization	26,656	—	—	26,656
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$140,476	$(8,768)	$(1,928)	$129,780

Total nonoperating expense, net	$6,766	$800	$—	$7,566

(1) Includes severance, transformation and other exit costs, costs associated with the stockholder activist campaign, transaction-related costs, write-off of long-lived assets and other.

Expense category for the Year Ended December 31, 2019:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$99,549	$—	$(91)	$99,458
Product and technology	62,859	—	(1,145)	61,714
Marketing and sales	217,432	—	(1,561)	215,871
General and administrative	73,772	(27,101)	(4,939)	41,732
Affiliate revenue share	20,790	—	—	20,790
Depreciation and amortization	116,877	—	—	116,877
Goodwill and intangible asset impairment	461,463	(461,463)	—	—
Total operating expenses	$1,052,742	$(488,564)	$(7,736)	$556,442

Total nonoperating expense, net	$29,219	$1,400	$—	$30,619

(1) Includes write-off and impairments of goodwill, intangible assets and other long-lived assets and other, severance, transformation and other exit costs, costs associated with the stockholder activist campaign and transaction-related costs.

Expense category for the Year Ended December 31, 2018:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$90,433	$—	$(245)	$90,188
Product and technology	68,789	—	(1,866)	66,923
Marketing and sales	226,740	—	(1,633)	225,107
General and administrative	72,943	(30,527)	(5,679)	36,737
Affiliate revenue share	15,488	—	—	15,488
Depreciation and amortization	103,810	—	—	103,810
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$578,203	$(30,527)	$(9,423)	$538,253

Total nonoperating expense, net	$26,995	$800	$—	$27,795

(1) Includes transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs, write-off of long-lived assets and other.